AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 9, 2001
                           REGISTRATION NO. 333- ________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BIOSPHERE MEDICAL, INC.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its Charter)


        Delaware                      0-23678                     04-3216867
 -------------------------          ------------              -----------------
(State or Other Jurisdiction        (Commission                 (IRS Employer
   of Incorporation)                File Number)             Identification No.)


               1050 Hingham St. Rockland, Massachusetts 02370
              ----------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (781) 681-7900


                                John M. Carnuccio
                     President and Chief Executive Officer
                            BioSphere Medical, Inc.
                               1050 Hingham Street
                         Rockland, Massachusetts 02370
                                 (781) 681-7900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copy to:
                             Susan W. Murley, Esq.
                                Hale and Dorr LLP
                                 60 State Street
                          Boston, Massachusetts 02109
                           Telephone: (617) 526-6000
                            Telecopy: (617) 526-5000

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333- _______.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 333- _______.

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------
                                                         Proposed
                                         Proposed         Maximum
                         Amount           Maximum       Aggregate      Amount of
Title of Shares          to be        Offering Price     Offering    Registration
to be Registered       Registered      Per Share(1)      Price(1)        Fee
----------------       ----------     --------------    ---------    ------------
Common Stock,
$0.01 par value
per share.......         40,000          $12.03         $481,200      $120.30
---------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on August 6, 2001.

                           -------------------------

         THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to completion, dated August 9, 2001

PROSPECTUS

                             BIOSPHERE MEDICAL, INC.

                          40,000 SHARES OF COMMON STOCK

                             ---------------------

This prospectus relates to resales of shares of common stock underlying warrants that we issued and sold to the selling stockholders listed on page 17. We will not receive any proceeds from the sale of the shares by the selling stockholders.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol "BSMD." On August 8, 2001, the closing sale price of the common stock on Nasdaq was $10.60 per share. You are urged to obtain current market quotations for the common stock.

                             ---------------------

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

                             ---------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



               The date of this prospectus is ____________, 2001.

                                TABLE OF CONTENTS

                                                               Page

    Prospectus Summary...........................................3

    The Offering.................................................5

    Risk Factors.................................................6

    Special Note Regarding Forward-Looking Information ..........15

    Use Of Proceeds..............................................17

    Selling Stockholders.........................................17

    Plan Of Distribution.........................................18

    Legal Matters................................................19

    Experts......................................................19

    Where You Can Find More Information..........................19

    Incorporation Of Certain Documents By Reference..............19




         BioSphere Medical's executive offices are located at 1050 Hingham Street, Rockland, Massachusetts 02370, our telephone number is (781) 681-7900 and our Internet address is www.biospheremed.com. The information on our Internet website is not incorporated by reference in this prospectus. Unless the context otherwise requires, references in this prospectus to "BioSphere," "we," "us," and "our" refer to BioSphere Medical, Inc. and its subsidiaries.

         Embosphere(R) is a registered trademark and BioSphere MedicalTM, HepasphereTM, ViasphereTM, MatrXTM, EmboGoldTM, TempRxTM, LiquiDxTM, RadiosphereTM and GenS2TM are trademarks of BioSphere Medical, Inc.

         We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

         This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors."

                             BIOSPHERE MEDICAL, INC.

         We are pioneering the use of our proprietary bioengineered acrylic beads, known as microspheres, for medical applications using embolotherapy techniques and also to develop potential applications in several non-embolotherapy applications. We believe microsphere technologies, such as our proprietary microsphere platform, are enabling the rapid development of a new, "micro-interventional" market. We expect that micro-interventional devices will expand the capability of catheter-based interventional technologies and permit clinicians to treat medical conditions in a more effective and minimally invasive manner.

         Embolotherapy is a minimally invasive procedure in which embolic materials, such as our microspheres, are delivered through a catheter into the blood vessels to inhibit blood flow to tumors or vascular defects or to control blood loss presurgically. Our lead product, Embosphere Microspheres, is a passive embolotherapy product targeted for the treatment of hypervascularized tumors and arteriovenous malformations. Hypervascularized tumors are tumors that have a large number of blood vessels feeding them and include certain tumors affecting the brain and spinal cord, tumors in the uterus, known as uterine fibroids, and tumors associated with primary liver cancer. By selectively blocking the tumor's blood supply, embolotherapy is designed to cause the tumor to shrink and necrose. Based on preliminary research, we believe that our microsphere technology platform can also be adapted to deliver drugs, living tissue or genetic material to targeted sites, which we refer to as active embolotherapy.

         Our microspheres have a variety of characteristics that we believe make them preferable to other embolic materials currently used in embolotherapy. Specifically, we have designed our product to be easier to use and its delivery to the tumor more targeted and controlled, which we believe will result in better outcomes for the patient. By improving the practice and awareness of embolotherapy and the benefits of our products, we believe that patients currently untreated, surgical candidates and patients considering treatment with other embolics, may seek treatment with our microsphere technology.

         We believe that our platform microsphere technology also has several non-embolotherapy applications, such as tissue bulking, repair and regeneration. In this context, we are exploring and/or developing microspheres for use in the treatment of a number of conditions, including stress urinary incontinence and gastroesophageal reflux disease.

THE UTERINE FIBROID OPPORTUNITY

         Uterine fibroids are non-cancerous tumors which grow in or on the uterus. Their cause is unknown. Most patients with uterine fibroids do not initially have symptoms and remain undiagnosed until the patient experiences abnormal bleeding, increased urinary frequency, pain, swelling or fertility difficulties.

         Until now, women suffering from uterine fibroids have historically had few treatment options. These treatment options include hysterectomy, a surgical procedure to remove the uterus, and myomectomy, surgical removal of uterine fibroids without removal of the uterus. Only 5% of the approximately six million patients who seek treatment annually for fibroid symptoms currently receive interventional or surgical therapy, with the remaining 95% either receiving hormone treatment on a temporary basis to relieve the symptoms or no treatment whatsoever. The historical treatments can have significant drawbacks, including temporary or permanent loss of fertility, lengthy recovery period, premature menopause and related symptoms, high cost, discomfort, side effects and risk of recurrence of fibroids.

         A more recently adopted treatment for uterine fibroids is uterine artery embolization. We believe that uterine artery embolization has the potential in some cases to preserve the fertility of the patient that would be lost through hysterectomy and to reduce or eliminate the risk of recurrence of the uterine fibroid tumor and the complications associated with myomectomy. Many uterine artery embolization procedures can be performed in under one hour, and the patient is sedated but awake. The patient generally stays overnight in the hospital and typically returns to everyday activities within the next few days. In contrast, hysterectomy patients undergo general anesthesia, stay in the hospital for four to five days and have a five to six week recovery period.

         The embolic material most commonly used today in uterine artery embolization is polyvinyl alcohol. Embolotherapy using polyvinyl alcohol has several limitations, including incomplete occlusion of the blood supply to the tumor and inflammation and unwanted injury of the surrounding normal tissue.

         Our Embosphere Microspheres have a variety of characteristics that we believe make them preferable to polyvinyl alcohol or other embolic materials currently used in embolotherapy. These characteristics are designed to make our product easier to use and its delivery to the tumor more targeted and controlled, which we believe will result in better procedural outcomes for the patient. In addition, we believe affected people have become more proactive in seeking treatment alternatives, particularly with the general awareness and use of Internet medical sites.

         In October 2000, we initiated our pivotal Phase II clinical trial of the safety and efficacy of Embosphere Microspheres for uterine artery embolization. We expect to file an application with the United States Food and Drug Administration in early 2002 for marketing approval or clearance for the use of Embosphere Microspheres for uterine artery embolization.

THE LIVER CANCER OPPORTUNITY

         We believe that there may be an opportunity for the application of our embolotherapy technology for the treatment of liver cancer. Cancer originating in the liver is known as primary liver cancer. Cancer migrating into the liver from elsewhere in the body is known as metastatic liver cancer. The majority of liver cancer occurs outside the United States, with the highest prevalence occurring in Asia. This is due to the high incidence of the hepatitis B virus, which has been associated with the development of primary liver cancer.

         Over 70 percent of primary liver cancers are inoperable and are treated primarily with radiation, chemotherapy, or destruction by cryo or thermal techniques. These techniques have limited effectiveness and often damage surrounding non-tumorous tissue. Recently, interventional radiologists have begun to perform passive liver embolotherapy and chemo-embolization, which combines chemotherapy and embolotherapy, as alternative treatments for liver cancer. Passive liver embolotherapy is intended to starve the liver tumor, without damaging the surrounding tissues or causing any adverse side effects, such as those associated with radiation and chemotherapy.

         We are developing Hepasphere SAP Microspheres, which are expandable microspheres designed to be injected via a catheter into the blood vessels feeding the tumor. Hepasphere SAP Microspheres are designed to expand once inside the tumor by absorbing water from the blood in order to stop the blood supply to the tumor. Liver embolotherapy is intended to starve the liver tumor, without damaging the surrounding tissues or causing any side effects on other parts of the body, such as those associated with radiation and chemotherapy.

         We were incorporated in Delaware in December 1993 as a chromatography media business. During 1999, we strategically refocused our business on the commercialization of our microspheres for medical applications. In February 1999, we acquired a 51% ownership interest in Biosphere Medical S.A., which has the license to the embolotherapy device that is now the main focus of our business. In May 1999, we sold substantially all of our assets relating to the chromatography business. In April 2000, we increased our ownership interest in Biosphere Medical S.A. to 85%. During 2000, we established two wholly-owned subsidiaries to pursue the development of our microsphere technologies in applications outside of, and complementary to, embolotherapy. In April 2000, we established Biosphere Medical Japan, Inc., a Delaware corporation, to develop and commercialize Embosphere Microspheres and Hepasphere SAP Microspheres in Asia. In December 2000, we established BSMD Ventures, Inc., also a Delaware corporation, to explore and develop non-embolotherapy applications for our proprietary microspheres.

                                  THE OFFERING

Common Stock offered by selling
stockholders............................40,000 shares

Use of proceeds.........................BioSphere will not receive any proceeds from the sale of shares in this offering

Nasdaq National Market symbol...........BSMD

                                  RISK FACTORS

         Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

RISK RELATING TO OUR FUTURE PROFITABILITY

Because we have a history of losses and our future profitability is uncertain, our common stock is a highly speculative investment

         We have incurred operating losses since our inception and, as of June 30, 2001, had an accumulated deficit of approximately $49,300,000. We expect to spend substantial funds to continue research and product testing, to establish sales, marketing, quality control, regulatory and administrative capabilities and for other general corporate purposes. We expect to continue incurring losses for at least the next 12 to 18-month period as we expand our commercialization efforts.

         We may never become profitable. If we do become profitable, we may not remain profitable on a continuing basis. Our failure to become and remain profitable would depress the market price of our common stock and impair our ability to raise capital and expand, diversify or continue our operations.

RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

If we do not achieve widespread market acceptance of our Embosphere Microspheres product, our business prospects will be seriously harmed

         Our Embosphere Microspheres are based on new technologies and therapeutic approaches. In the United States, we only recently began selling our Embosphere Microspheres product. Our success will depend upon the medical community, patients and third party payors accepting our Embosphere Microspheres product as medically useful, cost-effective and safe. In particular, our success will depend upon obstetrics and gynecology physicians referring patients to interventional radiologists to receive treatment using our products in lieu of, or in addition to, receiving other forms of treatment which the obstetrics and gynecology physicians can provide directly.

         Negative publicity associated with any adverse medical effects attributed to embolization treatments generally or our product specifically, may create the market perception that our products are unsafe. For example, patients commonly experience a day or two of post-procedure abdominal pain or cramping. Other infrequently occurring complications may include allergic reactions, early onset of menopause, infertility and infection that may, in some cases, require a hysterectomy. In addition, Embosphere Microspheres are designed to remain in the body permanently. As a result, there is some risk that some or all of the Embosphere Microspheres used in a medical procedure may travel in the blood system beyond the intended site of action and occlude, or block, other blood vessels, resulting in significant adverse health effects on the patient or even death. Moreover, to use our Embosphere Microspheres correctly for a particular medical procedure, physicians must select and use the proper size and quantity of Embosphere Microspheres. A physician's selection and use of the wrong size or quantity of Embosphere Microspheres could have significant adverse health effects on the patient, including death. It will be necessary for us to spend significant amounts of money and allocate management resources to educate physicians about the selection and use of the proper size and quantity of Embosphere Microspheres in patient therapy. In addition, there is only limited data concerning the long-term health effects on persons resulting from embolotherapy using our Embosphere Microspheres.

         If we are not able to successfully educate physicians to properly use our product or if the market determines or concludes that our product is not safe or effective for any reason, we may be exposed to product liability claims, product recalls and fines or other penalties or enforcement actions by regulatory agencies and associated adverse publicity. In addition, we have provided to our customers a satisfaction guarantee that requires us to accept the return of any inventory and credit the entire amount of the original order if a properly-trained customer is not satisfied with the performance of our microspheres. If we experience adverse publicity or are subject to product liability claims, excessive guarantee claims, recalls, fines and the like, we will be unable to commercialize successfully our products and achieve profitability.

We will be required to expend significant resources for research, development, testing and regulatory approval of our products under development and these products may not be developed successfully

         We are developing and commercializing products for medical applications using embolotherapy techniques and also seeking to develop potential applications in several non-embolotherapy applications. Except for our Embosphere Microspheres product, most of our product candidates are still in the early stages of research and development. Our products may not provide greater benefits than current treatments or products or treatments or products under development. All of our products under development will require significant additional research, development, preclinical and/or clinical testing, regulatory approval and a commitment of significant additional resources prior to their commercialization. Our potential products may not:

     - be developed successfully;

     - be proven safe and efficacious in clinical trials;

     - offer therapeutic or other improvements over current treatments and products;

     - meet applicable regulatory standards;

     - be capable of being produced in commercial quantities at acceptable costs; or

     - be successfully marketed.

If we experience delays, difficulties or unanticipated costs in establishing the sales, distribution and marketing capabilities necessary to successfully commercialize our products, we will have difficulty maintaining and increasing our sales

         We are currently developing sales, distribution and marketing capabilities in the United States and have only limited sales, distribution and marketing capabilities in the European Union. It is expensive and time-consuming for us to develop a global marketing and sales force. Moreover, we may choose or find it necessary to enter into strategic collaborations to sell, market and distribute our products. The terms of any collaboration may not be favorable to us. We may not be able to provide adequate incentive to our sales force or to establish distribution and marketing collaborations with other companies to promote our products. We must also market the products in compliance with federal, state and local laws relating to the providing of incentives and inducements. Violation of these laws can result in substantial penalties. If we are unable to successfully motivate and expand our marketing and sales force and further develop our sales and marketing capabilities, or if our distributors fail to promote our products, we will have difficulty maintaining and increasing our sales.

If the strategic redirection of our business is not successful, we may be unable to achieve growth in our business

         In early 1999, we decided to exit the chromatography business, which had constituted our core business, to focus on the commercialization of microspheres for use in embolotherapy and other medical applications. We have restated our historical financial statements to reflect the discontinuation of our chromatography business. In addition, 73% of 1999 revenue and 49% of 2000 revenue included in our consolidated financial statements was derived from the sale of products we consider to be nonstrategic and which we do not expect to constitute a significant portion of our revenue on an ongoing basis. Our strategic shift from the chromatography business to the commercialization of microspheres may not prove to be successful and, consequently, we may be unable to grow our business and achieve profitability.

If we are unable to obtain adequate product liability insurance, then we may have to pay significant monetary damages in a successful product liability claim against us

         The development and sale of medical devices entails an inherent risk of product liability. Product liability insurance is generally expensive for medical device companies such as ours. Although we maintain limited product liability insurance coverage for the clinical trials of our products, it is possible that we will not be able to obtain further product liability insurance on acceptable terms, if at all. Insurance we subsequently obtain may not provide us with adequate coverage against all potential claims. If we are exposed to product liability claims for which we have insufficient insurance, we may be required to pay significant damages which would prevent or delay our ability to commercialize our products.

If we are not able to compete effectively, we may experience decreased demand for our products which may result in price reductions

         We have many competitors in the United States and abroad, including medical device and therapeutics companies, universities and other private and public research institutions. Our success depends upon our ability to develop and maintain a competitive position in the embolotherapy market. Our key competitors are Cordis Corporation, a Johnson & Johnson company, Boston Scientific Corporation and Cook Incorporated. These and many of our other competitors have greater capabilities, experience and financial resources than we do. As a result, they may develop products that compete with our Embosphere Microspheres product more rapidly or at less cost than we can. Currently, the primary products with which our Embosphere Microspheres compete for some of our applications are polyvinyl alcohol, polymerizing gels and coils. In addition, our competitors may develop technologies that render our products obsolete or otherwise noncompetitive.

         We may not be able to improve our products or develop new products or technologies quickly enough to maintain a competitive position in our market and continue to grow our business. Moreover, we may not be able to compete effectively, and competitive pressures may result in less demand for our products and impair our ability to become profitable.

If we fail to  maintain,  or in some  instances  obtain,  an  adequate  level of
reimbursement  for  our  products  by  third-party  payors,   there  may  be  no
commercially viable markets for our products

         The availability and levels of reimbursement by governmental and other third party payors affects the market for any medical device. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount. Some insurance companies may not reimburse for embolization procedures. These third-party payors continually attempt to contain or reduce the costs of healthcare by challenging the prices that companies such as ours charge for medical products. In some foreign countries, particularly the countries of the European Union where our Embosphere Microspheres product is currently marketed and sold, the pricing of medical devices is subject to governmental control and the prices charged for our products have in some instances been reduced as a result of these controls. Additionally, in both the United States and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the healthcare system. Further proposals are likely. These proposals, if adopted, could result in less sales revenue to us, and could affect our ability to raise capital and market our products.

If we do not retain our senior management, other key employees, scientific collaborators and advisors, we may not be able to successfully implement our business strategy

         The loss of key members of our management team could harm us. We also depend on our scientific collaborators and advisors, all of whom have other commitments that may limit their availability to us. Our success is substantially dependent on the ability, experience and performance of these members of our senior management and other key employees, scientific collaborators and advisors. Because of their ability and experience, if we lose one or more of these individuals, we may not be able to implement successfully our business strategy.

If we do not attract and retain skilled personnel, we will not be able to expand our business

         Our future success will depend in large part upon our ability to attract and retain highly skilled scientific, operational, managerial and marketing personnel, particularly as we expand our activities in clinical trials, the regulatory approval process and sales and manufacturing. We face significant competition for these types of persons from other companies, research and academic institutions, government entities and other organizations. Consequently, if we are unable to attract and retain skilled personnel, we will not be able to expand our business.

If we make any acquisitions, we will incur a variety of costs and may never successfully integrate the acquired business into ours

         We may attempt to acquire businesses, technologies, services or products that we believe are a strategic complement to our business model. We may encounter operating difficulties and expenditures relating to integrating an acquired business, technology, service or product. These acquisitions may also absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. We may also make dilutive issuances of equity securities, incur debt or experience a decrease in the cash available for our operations, or incur contingent liabilities in connection with any future acquisitions.

If we are compelled to acquire the remaining interest in Biosphere Medical S.A., we may be required to incur indebtedness, or make a significant cash payment, which may result in a decrease in available cash for our operations

         We currently own 85% of the outstanding capital stock of Biosphere Medical S.A., a French societe anonyme which we refer to as BMSA. We have the right to acquire the remaining 15% of BMSA in 2004. The purchase price that we are required to pay is equal to the product of the percentage interest to be purchased and the sum of BMSA's rolling average twelve-month sales and worldwide Embosphere Microsphere sales as of the date of exercise. Moreover, the holder of the remaining 15% interest has the option to require us to purchase the remaining 15% interest from December 31, 2003 until December 31, 2004 for an amount equal to the greater of an agreed upon price (in French francs) for each percentage interest to be sold or the amount payable adjusted to a rolling nine-month sales average under the purchase option. In any event, the price that we are required to pay if the minority holder exercises its put option shall not be less than FF551,020 (approximately $71,300 as of June 30, 2001). If we are compelled by the minority stockholder to acquire the minority interest at a future date, we could be required to make a significant payment, which could result in us incurring debt or a decrease in the cash available to us for our operations.

Because Sepracor Inc. and our executive officers and directors own a majority of our common stock, they have substantial control over us

         As of August 7, 2001, Sepracor Inc. beneficially owned approximately 26% of our outstanding common stock. In addition, as of August 7, 2001, our executive officers and directors beneficially owned, in the aggregate, approximately 12% of our outstanding common stock, excluding shares owned by Sepracor which some of our directors and executive officers may be deemed to beneficially own but including shares issuable upon exercise of vested options and warrants. Two of our directors are executive officers of Sepracor. Sepracor and our executive officers and directors will have substantial control over all corporate actions requiring stockholder approval irrespective of how our other stockholders may vote, including:

     - the election of directors;

     - the amendment of charter documents;

     - the approval of mergers and other significant corporate transactions, including a sale of substantially all of our assets; and

     - the defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

         This ownership concentration could cause the market price of our common stock to decline. In addition, conflicts of interest between Sepracor and us may arise, including with respect to competitive business activities and control of our management and our affairs.

RISKS RELATING TO REGULATORY MATTERS

If we do not obtain the regulatory approvals required to market and sell our products, then our business will be unsuccessful and the market price of our stock will substantially decline

         We are subject to regulation by government agencies in the United States and abroad with respect to the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. For example, our products are subject to approval or clearance by the FDA prior to marketing in the United States for commercial use. Similar regulations exist in most major foreign markets, including the European Union and Asia The process of obtaining necessary regulatory approvals and clearances will be time-consuming and expensive for us. If we do not receive required regulatory approval or clearance to market our products, we will not be able to develop and commercialize our products and become profitable, and the value of our common stock will substantially decline.

         We are focusing our immediate product commercialization efforts on our Embosphere Microspheres. In April 2000, we obtained clearance from the FDA to market our Embosphere Microspheres in the United States for the embolization of hypervascularized tumors and arteriovenous malformations. However, before we can market Embosphere Microspheres in the United States for use in the embolization of uterine fibroids, we will require either FDA clearance of a premarket notification under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, which we refer to as a 510(k) notification, or the more time consuming and expensive approval of a premarket approval application under Section 515 of the Federal Food, Drug, and Cosmetic Act, which we refer to as a premarket approval. We do not expect to receive the required clearance or approval for specific labeling for uterine fibroids until 2002, if at all. In order to obtain FDA clearance or approval to market our product for this indication, we are conducting clinical trials, which may be lengthy and expensive.

If the FDA or other regulatory agencies place restrictions on, or impose additional approval requirements with respect to, products we are then marketing, we may incur substantial additional costs and experience delays or difficulties in continuing to market and sell these products

         Even if the FDA grants to us approval or clearance with respect to any of our products, it may place substantial restrictions on the indications for which we may market the product, which could result in fewer sales and lower revenues. The marketing claims we are permitted to make in labeling or advertising regarding our Embosphere Microspheres are limited to those specified in any FDA clearance or approval. For example, because our products are not specifically approved for labeling for use for uterine fibroids, we may not promote them for this use. However, we believe that a majority of our revenue in the United States for the year ended December 31, 2000 and the three and six months ended June 30, 2001 was derived from the sale of Embosphere Microspheres for use in uterine fibroid embolization.

         We may in the future make modifications to our Embosphere Microspheres or their labeling which we determine do not necessitate the filing of a new 510(k) notification. However, if the FDA does not agree with our determination, it will require us to make additional 510(k) filings for the modification, and we may be prohibited from marketing the modified product until we obtain FDA clearance, which could delay our ability to introduce product modifications or claims into the market. Similarly, if we obtain premarket approval, we may not be able to make product or labeling changes until we get FDA approval.

        Further, the FDA has classified our embolotherapy device into Class
III, which means that even though we have obtained clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act to market the device for certain indications, the FDA could in the future promulgate a regulation requiring premarket approval of the device under Section 515 of the Federal Food, Drug, and Cosmetic Act to allow it to remain on the market. We may experience difficulty in providing to the FDA sufficient data for premarket approval in a timely fashion, if at all. In addition, the FDA may require us to conduct a postmarket surveillance study on our embolotherapy device, which is designed to track specific elements of patient experience with our Embosphere Microspheres product after we have begun marketing it. If such a study revealed previously unknown adverse events or an unexpectedly high rate of adverse events, the FDA could place further restrictions on our marketing of the device, or rescind our clearance or approval.

         Our products will be subject to continuing FDA requirements relating to quality control, quality assurance, maintenance of records, documentation, manufacturing, labeling and promotion of medical devices. We are also required to submit medical device reports to the FDA to report device-related deaths or serious injuries, as well as malfunctions, the recurrence of which would be likely to cause or contribute to a death or serious injury. These reports are publicly available.

If our clinical trials are not completed successfully, we will not be able to develop and commercialize our products

         Although for planning purposes we forecast the timing of completion of clinical trials, the actual timing can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions, the rate of patient accruals and the uncertainties inherent in the clinical trial process. In addition, we may rely on academic institutions or clinical research organizations to supervise or monitor some or all aspects of clinical trials involving our products. Accordingly, we may have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. In addition, we will need FDA approval to initiate some clinical trials, and the trials must be conducted in compliance with FDA regulations. As a result of these factors, we or third parties may not successfully begin or complete our clinical trials and we may not make regulatory submissions or receive required regulatory approvals to commence or continue our clinical trials in the time periods we have forecasted, if at all. If we or third parties fail to commence or complete, or experience delays in, any of our planned clinical trials, then we are likely to incur additional costs and delays in our product development programs, and we may not be able to successfully develop and commercialize our products. If we incur costs and delays in our programs or if we do not successfully develop and commercialize our products, our stock price could decline.

              If we fail to comply with regulatory laws and regulations, we will be subject to enforcement actions, which will affect our ability to market and sell our products and may harm our reputation

         If we fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could affect our ability to develop, market and sell our products successfully and could harm our reputation and lead to less acceptance of our products by the market. These enforcement actions include:

     - product seizures;

     - voluntary or mandatory recalls;

     - voluntary or mandatory patient or physician notification;

     - withdrawal of product clearances or approvals;

     - withdrawal of investigational device exemption approval;

     - restrictions on, or prohibitions against, marketing our products;

     - fines;

     - restrictions on importation of our products;

     - injunctions;

     - civil and criminal penalties; and

     - withdrawal of premarket approval or rescission of premarket notification clearance.

RISKS RELATING TO INTELLECTUAL PROPERTY

If we are unable to obtain patent protection for our products, their competitive value could decline

         We may not obtain meaningful protection for our technology and products with the patents and patent applications that we own or license relating to our microsphere technology. In particular, the patent rights we possess or are pursuing generally cover our technologies to varying degrees, and these rights may not prevent others from designing products similar to or otherwise competitive with our Embosphere Microspheres and other products commercialized by us. For example, our U.S. patent directed to copolymers used to make our present Embosphere Microspheres expired in June 2001. Two other U.S. patents and their foreign equivalents are also directed to materials and methods for performing embolization. To the extent that our competitors are able to design products competitive with ours without infringing our intellectual property rights, we may experience less market penetration with our products and, consequently, we may have decreased revenues.

         We do not know whether competitors have similar United States patent applications on file, since United States patent applications filed before November 28, 2000 or for which no foreign patents will be sought are secret until issued, and applications filed after November 28, 2000 are published approximately 18 months after their earliest priority date. Consequently, the United States Patent and Trademark Office could initiate interference proceedings involving our owned or licensed United States patent applications or issued patents. Further, there is a substantial backlog of patent applications at the United States Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

         We require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market.

If we become involved in expensive patent litigation or other proceedings to enforce our patent rights, we could incur substantial costs and expenses or substantial liability for damages or be required to stop our product development and commercialization efforts

         In order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties, such as infringement suits or interference proceedings. By initiating legal proceedings to enforce our intellectual property rights, we may also provoke these third parties to assert claims against us and, as a result, our patents could be narrowed, invalidated or rendered unenforceable by a court. Furthermore, we may be sued for infringing on the intellectual property rights of others. We may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court regarding the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, could divert management attention and resources away from our business.

         The patent position of companies like ours generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. We may not prevail in any patent-related proceeding. If we do not prevail in any litigation, we could be required to pay damages, stop the infringing activity, or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be prevented from selling some of our products, which could decrease our revenue.

If any of our licenses to use third-party technologies in our products are terminated, we may be unable to develop, market or sell our products

         We are dependent on various license agreements relating to each of our current and proposed products that give us rights under intellectual property rights of third parties. These licenses impose commercialization, sublicensing, royalty, insurance and other obligations on us. Our failure, or any third party's failure, to comply with the terms of any of these licenses could result in us losing our rights to the license, which could result in us being unable to develop, manufacture or sell products which contain the licensed technology.

RISKS RELATING TO OUR FINANCIAL RESULTS AND NEED FOR FINANCING

We will continue to need additional funds, and if additional capital is not available, we may have to limit, scale back or cease our operations

         We may need to raise additional funds to develop and commercialize our products successfully. If we cannot raise more funds, we could be required to reduce our capital expenditures, scale back our product development, reduce our workforce and license to others products or technologies that we otherwise would seek to commercialize ourselves. Other than a $2,000,000 credit line with a bank, we have no committed source of capital. Sepracor is the guarantor of this credit line. We have entered into a security agreement with Sepracor pursuant to which we have pledged to Sepracor all of our U.S. assets, excluding our equity interest in BMSA, as collateral for Sepracor's guarantee to the bank. If we default under the security agreement with Sepracor or under any other agreement relating to indebtedness for borrowed money, we will be required to pledge our equity ownership of BMSA to Sepracor. We may seek additional funding through collaborative arrangements, borrowing money or the sale of additional equity securities. We may not receive additional funding on reasonable terms or at all. Any sales of additional shares of our capital stock are likely to dilute our existing stockholders.

         Further, if we issue additional equity securities, the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Alternatively, we may borrow money from commercial lenders, possibly at high interest rates, which will increase the risk of your investment in us.

If operating results fluctuate significantly from quarter to quarter, then our stock price may decline

         Our operating results could fluctuate significantly from quarter to quarter. These fluctuations may be due to several factors including the timing and volume of customer orders for our Embosphere Microspheres, customer cancellations and general economic conditions. We also expect that our operating results will be affected by seasonality, since we expect our revenues to decline substantially in the third quarter of each year from the first two quarters of each year because we do a significant percentage of our business in the European Union, which typically experiences a slowdown of business during August. Due to these fluctuations, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

         In addition, a large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if our revenue declines or does not grow as much as we anticipate, we might not be able to improve our operating margins. In addition, we plan to significantly increase operating expenses in the next several years. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period.

RISKS RELATING TO THE PRODUCTION AND SUPPLY OF OUR PRODUCTS

If we experience manufacturing delays or interruptions in production, then we may experience customer dissatisfaction and our reputation could suffer

        If we fail to produce enough products at our own manufacturing facility or at a third-party manufacturing facility, we may be unable to deliver products to our customers on a timely basis, which could lead to customer dissatisfaction and could harm our reputation and ability to compete. We currently produce all of our Embosphere Microspheres products in one manufacturing facility in France. We would likely experience significant delays or cessation in producing our products at this facility if a labor strike, natural disaster, local or regional conflict or other supply disruption were to occur. If we are unable to manufacture our products at our facility in France, we may be required to enter into arrangements with one or more contract manufacturing companies. We have contingency plans to establish manufacturing in the United States in place but we could encounter delays or difficulties establishing relationships with contract manufacturers or in establishing agreements on terms that are favorable to us. In addition, if we are required to depend on third-party manufacturers, our profit margins may be lower, which will make it more difficult for us to achieve profitability.

         Also, manufacturers, including us, must adhere to the FDA's current Good Manufacturing Practices regulations, which are enforced by the FDA through its facilities inspection program. The manufacturers may not be able to comply or maintain compliance with Good Manufacturing Practices regulations. If our manufacturers fail to comply, their non-compliance could significantly delay our receipt of premarket approval or result in FDA enforcement action, including an embargo on imported devices. For a premarket approval device, if we change our manufacturing facility or switch to a third-party manufacturer we will be required to submit a premarket approval application supplement before the change is implemented.

Because we rely on a limited number of suppliers, we may experience difficulty in meeting our customers' demands for our products in a timely manner or within budget

         We currently purchase key components of our Embosphere Microspheres from a variety of outside sources. Some of these components may only be available to us through a few sources. We generally do not have long-term agreements with any of our suppliers.

         Our reliance on our suppliers exposes us to risks, including:

     - the possibility that one or more of our suppliers could terminate their services at any time without penalty;

     - the potential inability of our suppliers to obtain required components;

     - the potential delays and expenses of seeking alternative sources of supply;

     - reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers; and

     - the possibility that one or more of our suppliers could fail to satisfy any of the FDA's required current Good Manufacturing Practices regulations.

         Consequently, in the event that our suppliers delay or interrupt the supply of components for any reason, our ability to produce and supply our products could be impaired, which could lead to customer dissatisfaction.

RISKS RELATING TO OUR FOREIGN OPERATIONS

If we are unable to meet the operational, legal and financial challenges that we will encounter in our international operations, we may not be able to grow our business

         Our operations are currently conducted primarily through our French subsidiary. Furthermore, we currently derive a majority of our revenue from the sale of our Embosphere Microspheres and other products in the European Union. We are increasingly subject to a number of challenges which specifically relate to our international business activities. Our international operations may not be successful if we are unable to meet and overcome these challenges, which would limit the growth of our business. These challenges include:

     - failure of local laws to provide the same degree of protection against infringement of our intellectual property;

     - protectionist laws and business practices that favor local competitors, which could slow our growth in international markets;

     - potentially longer sales cycles to sell products, which could slow our revenue growth from international sales; and

     - potentially longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

Because we exchange foreign currency received from international sales into U.S. dollars and are required to make foreign currency payments, we may incur losses due to fluctuations in foreign currency translations

         A significant portion of our business is conducted in French francs and the euro. In 1999, 2000 and the first quarter of 2001, we experienced net foreign currency exchange gains of approximately $24,000, $21,000 and $14,000, respectively. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business will cause foreign currency translation gains and losses, which may cause fluctuations in our future operating results. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

RISK RELATING TO OUR STOCK PRICE

Because the market price of our stock is highly volatile, investments in our stock could rapidly lose their value and we may incur significant costs from class-action litigation

         The market price of our stock is highly volatile. As a result, your investment in us could rapidly lose its value. In addition, the stock market often experiences extreme price and volume fluctuations, which affect the market price of many medical device companies and which are often unrelated to the operating performance of these companies.

         Recently, when the market price of a stock has been as volatile as our stock price has been, holders of that stock have occasionally instituted securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs in defending the lawsuit. The lawsuit could also divert the time and attention of our management.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         This prospectus, including the documents incorporated by reference, contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our current expectations of our future results of operations, financial condition, business strategy and financial needs. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

         Actual results or outcomes may differ materially from those we predict in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

     - market acceptance of and continuing demand for our products;

     - the attainment of patent protection for any of these products;

     - the impact of competitive products, pricing and reimbursement policies;

     - our ability to obtain additional financing to support our operations;

     - clinical trial results;

     - obtaining and maintaining regulatory approval where required; and

     - changing market conditions and other risks detailed below.

         We have based the forward-looking statements in this prospectus and in the documents we incorporate by reference largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus or in the documents we incorporate by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus and in the documents we incorporate by reference.

         Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares by the selling stockholders.

         The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

                              SELLING STOCKHOLDERS

         The 40,000 shares of common stock set forth below and covered by this prospectus represent shares of common stock issuable upon the exercise of warrants which were issued to a consultant on June 5, 1997. The following table sets forth, to our knowledge, certain information about the selling stockholders as of July 26, 2001.

         Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

         We do not know when or in what amounts a selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

         Neither of the selling stockholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.


                                Shares of
                              Common Stock              Number of          Shares of Common
                              Beneficially              Shares of             Stock to be
Name of Selling                Owned Prior            Common Stock           Beneficially
Stockholder                    to Offering           Being Offered      Owned  After Offering
------------------------   ---------- ----------     -------------      ---------- ----------
                             Number   Percentage                          Number   Percentage
Stephen L. Handley......     50,000       **             28,000           22,000       **

The Research Works, Inc.     12,000       **             12,000                0       **

--------------------------
** Less than one percent.

                                       -17-

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

     - in privately negotiated transactions; and

     - in options transactions.

         In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) August 8, 2003.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                     EXPERTS

         The audited financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov.

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC requires us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus.

     (1) Our Annual Report on Form 10-K for the year ended December 31, 2000;

     (2) Our Current Report on Form 8-K filed with the SEC on February 15, 2001;

     (3) Our Current Report on Form 8-K filed with the SEC on February 15, 2001;

     (4) Our Current Report on Form 8-K filed with the SEC on May 24, 2001;

     (5) Our Current Report on Form 8-K filed with the SEC on August 7, 2001;

     (6) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     (7) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

     (8) The description of our common stock contained in our registration statement on Form 8-A declared effective by the SEC on March 24, 1994, including any amendments or reports filed for the purpose of updating that description.

         You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

                           BioSphere Medical, Inc.
                           1050 Hingham Street
                           Rockland, Massachusetts  02370
                           Attention:   Investor Relations
                           Telephone:   (781) 681-7900

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by BioSphere Medical, Inc. (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

     Filing Fee - Securities and Exchange Commission........... $     120.30
     Legal fees and expenses................................... $  30,000.00
     Accounting fees and expenses.............................. $  25,000.00
     Miscellaneous expenses.................................... $     879.70
                                                                ------------
       Total Expenses.......................................... $  56,000.00
                                                                ============

Item 15.  Indemnification of Directors and Officers.


         Article Ninth of the Registrant's Certificate of Incorporation requires the Registrant to indemnify each person who is or was or has agreed to be a director or officer of the Registrant against expenses (including attorney's fees), judgments, fines and amounts paid in settlement to the maximum extent permitted from time to time under the Delaware General Corporation Law, as amended. In addition, Article Eighth provides that no director of the Registrant shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16. Exhibits


  EXHIBIT
  NUMBER                         DESCRIPTION
  -------                        -----------

  4.1(1)    Certificate of Incorporation of the Registrant, as amended.
  4.2(2)    By-laws of the Registrant.
  5.1       Opinion of Hale and Dorr LLP.
 23.1       Consent of Arthur Andersen LLP
 23.2       Consent of Hale and Dorr LLP, included in Exhibit 5.1 filed herewith.

 24.1       Power of Attorney (See page II-4 of this Registration Statement).

_______________

(1) Incorporated herein by reference to the Company's Registration Statement on form S-8, dated July 23, 1999 (File No. 333-83639).

(2) Incorporated herein by reference to the Company's Registration Statement on form S-8, dated June 10, 1996 (File No. 333-05621).

Item 17. Undertakings.

         Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockland, Commonwealth of Massachusetts, on August 9, 2001.

                                           BIOSPHERE MEDICAL, INC.
                                           (Registrant)


                                       By: /s/ John M. Carnuccio
                                           -------------------------------------
                                           John M. Carnuccio
                                           President and Chief Executive Officer


                        SIGNATURES AND POWER OF ATTORNEY

         We, the undersigned officers and directors of BioSphere Medical, Inc., hereby severally constitute and appoint John M. Carnuccio and Robert M. Palladino, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable BioSphere Medical, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                          Title                    Date
         ---------                          -----                    ----

/s/ John M. Carnuccio              President, Chief Executive     July 30, 2001
--------------------------------   Officer and Director
    John M. Carnuccio              (Principal Executive Officer)


/s/ Jean-Marie Vogel               Chairman and Director          July 30, 2001
--------------------------------
    Jean-Marie Vogel


/s/ Robert M. Palladino            Vice President and Chief       August 9, 2001
--------------------------------   Financial Officer
    Robert M. Palladino            (Principal Financial and
                                    Accounting Officer)


/s/ Timothy J. Barberich           Director                       July 30, 2001
--------------------------------
    Timothy J. Barberich


/s/ William M. Cousins, Jr         Director                       August 9, 2001
--------------------------------
    William M. Cousins, Jr.


/s/ Alexander M. Klibanov, Ph.D.   Director                       August 9, 2001
--------------------------------
    Alexander M. Klibanov, Ph.D.


/s/ Paul A. Looney                 Director                       August 9, 2001
--------------------------------
    Paul A. Looney


/s/ Riccardo Pigliucci             Director                       July 30, 2001
--------------------------------
    Riccardo Pigliucci


/s/ David P. Southwell             Director                       August 9, 2001
--------------------------------
    David P. Southwell

                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER                          DESCRIPTION
-----------                        -----------
   4.1(1)          Certificate of Incorporation of the Registrant, as amended.
   4.2(2)          By-laws of the Registrant.
   5.1             Opinion of Hale and Dorr LLP.
  23.1             Consent of Arthur Andersen LLP
  23.2             Consent of Hale and Dorr LLP, included in Exhibit
                    5.1 filed herewith.
  24.1             Power of Attorney (See page II-4 of this Registration
                    Statement).
_____________

(1) Incorporated herein by reference to the Company's Registration Statement on form S-8, dated July 23, 1999 (File No. 333-83639).

(2) Incorporated herein by reference to the Company's Registration Statement on form S-8, dated June 10, 1996 (File No. 333-05621).